Exhibit 99.1

COMMUNITY HEALTH SYSTEMS, INC. ANNOUNCES APPOINTMENT OF NEW INDEPENDENT DIRECTOR

FRANKLIN, Tenn. (September 15, 2021) – Community Health Systems, Inc. (NYSE: CYH) today announced the appointment of Joseph A. Hastings, D.M.D. to its Board of Directors for a term expiring at the 2022 Annual Meeting of Stockholders.

Dr. Hastings, age 67, is a private practice orthodontist in Mobile, Alabama, with over 37 years of healthcare experience. From 2016 until July 2020, Dr. Hastings served on the board of directors of Quorum Health Corporation, an operator of general acute care hospitals and outpatient services, where he also served on its compensation committee, governance committee, and patient safety and quality of care committee. He has served in numerous leadership positions in local, state, and national dental and orthodontic societies. Board certified in orthodontics, Dr. Hastings has been published in several orthodontic journals and holds two United States patents. He graduated with honors from the University of Alabama at Birmingham School of Dentistry, and completed his post-doctoral training at the Louisiana State University School of Dentistry in New Orleans.

“Dr. Hastings brings valuable perspective as a healthcare practitioner to the CHS board,” said Wayne T. Smith, executive chairman of Community Health Systems, Inc.’s Board of Directors. “His experience managing a healthcare practice and years as a practicing orthodontist will provide beneficial insights and strengthen an already outstanding group of directors. Our Board of Directors is committed to providing strong governance of our organization as we work to deliver value to our shareholders and quality healthcare to the communities we serve.”

As of September 15, 2021, the Company’s board members are: Wayne T. Smith, John A. Clerico, Michael Dinkins, James S. Ely III, John A. Fry, Joseph A. Hastings, D.M.D., Tim L. Hingtgen, Elizabeth T. Hirsch, William Norris Jennings, M.D., K. Ranga Krishnan, MBBS, Julia B. North (Lead Independent Director), and H. James Williams, PhD.

About Community Health Systems, Inc.

Community Health Systems, Inc. is one of the largest publicly traded hospital companies in the United States and a leading operator of general acute care hospitals in communities across the country. The Company, through its subsidiaries, owns or leases 84 affiliated hospitals in 16 states with an aggregate of approximately 13,000 licensed beds. The Company’s headquarters are located in Franklin, Tennessee, a suburb south of Nashville. Shares in Community Health Systems, Inc. are traded on the New York Stock Exchange under the symbol “CYH.” More information about the Company can be found on its website at www.chs.net.

Investor Contacts:

Kevin J. Hammons

President and Chief Financial Officer

615-465-7000

or

Ross W. Comeaux

Vice President – Investor Relations

615-465-7012

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